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MEDIA CONTACT: LAURA SOLL, PUBLIC RELATIONS (860) 688-4499 or (860) 833-4466 cell
Local Banker’s Perspective On 2008 and 2009 Economic Challenges
ROCKVILLE, CONN., DECEMBER 30, 2008 — As 2008 draws to a close, the President & CEO of Rockville Bank and its parent, Rockville Financial, Inc. (NASDAQ Global Select Market “RCKB”), reflects on the past year’s challenges, accomplishments and lessons learned. “In many ways 2008 was a successful year,” explains William J. McGurk. “Rockville Bank’s core operating earnings were very strong. Especially gratifying is our yearlong 150th anniversary celebration, which has attracted many new friends and customers.”
One consistent theme continues for McGurk: “Superior customer service delivered by staff, coupled with careful leadership from our governance and management, is the key to our bank’s long time and future success. It is what makes us different, especially during economic turmoil. People want to know you care about them and their financial matters.”
“Assessing a customer’s ability to repay is done with great care,” adds McGurk.” They are treated with respect and fairness and, in return, have repaid as agreed. Eighty-five (85) percent of our assets are in loans. So, the secret to Rockville Bank’s success is simply: ‘strong core earnings + superior customer service + fiscal discipline = sustaining success’.”
In November, Rockville Bank’s Board voted not to apply for or accept “government bailout money.” This decision was simple and straightforward. “The intended purpose of the federal offer was to provide loan funds, although some recipients may use it differently,” explains McGurk. “But we continue to have money to lend to qualified local borrowers and a strong capital base of $149 million as of September 30, 2008. Approximately $232 million in loans were made to our local community in 2008.” “We will do it ourselves without a government handout, thank you,” he adds, noting that customer response to the Bank’s decision has been overwhelming and positive.
Since Rockville Bank is known for straight talk, the company acknowledges that its investment portfolio has not performed as expected for 2008, primarily due to preferred stock of Fannie Mae and Freddie Mac. “We were not alone in this situation as 90 percent of Connecticut banks also owned these securities, almost universally recommended as safe and prudent with an attractive yield,” says McGurk. “We had written off a portion of these securities in June and September. Unfortunately, they tumbled further. We will aggressively write down these additional losses at year-end. Whatever the loss(es), we will not delay responsible action and will not ‘cherry pick’ other securities with strong gains to hide these loss(es). While we anticipate posting a loss for 2008, we feel very positive about our strong core operating earnings,” he adds.
“The American economy is resilient and the largest in the world,” McGurk states. Once the excesses are squeezed out, he is confident that the nation’s economy will rebound. “The timing depends upon whether and how quickly paper losses are addressed by those afflicted,” says McGurk. “The year 2009 is projected to be a continuation of strong earnings with extra vigilance going forward for Rockville Bank”

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Rockville Bank is a 21-branch community bank serving Tolland, Hartford and New London counties in Connecticut. It provides a convenient banking lifestyle for Colchester, Coventry, East Hartford, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and four Big Y supermarket locations. A new full-service office will open in Manchester in early 2009. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com.
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